U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22, 2007

BEICANG IRON & STEEL, INC.

(Exact name of small business issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-13628 (Commission File Number)	13-3183646 (IRS Employer ID No.)

8/F

Beicang Building

76 Jianshebei Road

Taiyuan City, Shanxi Province,030013

People’s Republic of China

(Address of principal executive offices)

86 – 351 – 4656727

(Issuer's Telephone Number)

Item 8.01 Other Events

We previously reported information concerning a November 2004 lawsuit, entitled Alpha Spacecom, Inc. and Tridon Trust v. Xuedong Hu, Jian Wang, and Alpha Sky Investment LTD., Case Number 04 CV 9819, District Court, City and County of Denver, Colorado. This report is intended to disclose events relating to this action.

By way of background, on or about November 29, 2004, the plaintiffs in the above referenced action (hereinafter jointly referred to as “Tridon”), filed a lawsuit in the Colorado District Court located in Denver, Colorado. Our then current management believed that this suit was not properly authorized, as this action was taken by only two of our then four directors. The complaint filed in that case contained four basic claims: (1) to have the judge declare that Xuedong Hu and Jian Wang resigned their positions as directors by their conduct effective October 15, 2004; (2) to have the judge declare that the remaining directors lawfully removed Xuedong Hu as our Chief Executive Officer, effective October 15, 2004; (3) to have the judge order the removal of Hu and Wang under the guidelines of Colorado law for alleged dishonest and fraudulent conduct; and (4) asking the judge to rescind the December 2001 Share Exchange Agreement.

After the suit was filed, Xuedong Hu, pursuant to the laws of the State of Colorado, issued a written request that we hold a special shareholder meeting to address several issues. On or about January 19, 2005, two of our four directors sent Mr. Hu a letter declining to hold the requested meeting, stating that they did not consider him to be a shareholder of our Company by virtue of the Colorado lawsuit filing seeking rescission.

On or about January 13, 2005, all three defendants (Hu, Wang and Alpha Sky) filed a motion to dismiss all four claims. On or about January 26, 2005, Xuedong Hu filed a motion with the Colorado District Court under Colorado law to compel us to hold the requested special shareholder meeting. Tridon filed responses to the motions filed by Hu, Wang, and Alpha Sky. The Colorado District Court Judge held a hearing on the motions on March 18, 2005. At the conclusion of the hearing, the Judge entered an Order and findings orally and in a minute order. The substance of that Order was later reduced to writing, and a copy of that Order was attached to our Form 8-K filed with the SEC on or about April 7, 2005. In part, that Order dismissed the first two claims asserted by Tridon, required us to hold the requested special shareholder meeting, and found that Xuedong Hu was entitled to vote at the special shareholder meeting since he remained the beneficial owner of more than 82% of our then outstanding securities. At the conclusion of the hearing, the Judge also requested that the attorney for Mr. Hu, Mr. Wang, and Alpha Sky prepare a written form of Order and submit it to the Court. The written Order was ultimately signed by the Judge on March 30, 2005.

On March 25, 2005, Tridon filed a voluntary notice of dismissal of its claims with the Colorado District Court. Subsequent to the Court's March 30, 2005 written Order, Tridon filed a motion asking the Court to vacate its Order and declare that it lacked jurisdiction as a result of the notice of dismissal. In the filings, Tridon claimed that the voluntary notice of dismissal removes the Court's authority to sign the written Order, and that the oral ruling was not valid until reduced to writing and signed. Mr. Hu, Mr. Wang, and Alpha Sky filed responses to the Tridon filings, arguing that the Order entered by the Court remains valid. On May 11, 2005, the Court issued a second Order stating that its original Order was entered March 18, 2005, prior to the dismissal, and that it retained jurisdiction to sign and enforce its written Order.

Tridon filed a Notice of Appeal with the Colorado Court of Appeals on June 15, 2005, Case No. 05 CA 1244. Tridon also filed a Petition for Rule To Show Cause with the Colorado Supreme Court on June 15, 2005, Case No. 05SA180. On June 22, 2005, the Colorado Supreme Court denied the Petition.

As a result of the Notice of Appeal filed by Tridon, the caption of the case before the Colorado Court of Appeals became Alpha Spacecom, Inc. and Tridon Trust, Appellants; Xuedong Hu, Jian Wang, Alpha Sky Investment Company Limited, Appellees; Case Number 05 CA 1244, Colorado Court of Appeals.

Tridon filed its brief with the Court, arguing that the trial court lacked any jurisdiction to sign the written order of March 30, 2005. A response brief was filed on behalf of the Appellees, asking the appellate court to affirm the trial court’s order. Tridon also asked the Court to hear oral argument on the matter.

Tridon did not request any stay of the existing orders, so while the appeal was pending, the Colorado District Court's Orders of March 18, 2005 and May 11, 2005 remained in effect. Those Orders provide that the Board meeting removing Mr. Hu and Mr. Wang was not valid. As a result Mr. Hu was not properly or lawfully removed as our CEO or a member of the Board. Similarly, Mr. Wang was not properly or lawfully removed from our Board of Directors. In reliance upon these Court Orders, Messrs. Hu and Wang continued to perform their respective duties owed to us.

Decision of Colorado Court of Appeals

On February 22, 2007, the Colorado Court of Appeals announced its decision in Alpha Spacecom, Inc. and Tridon Trust v. Xuedong Hu, Jian Wang, and Alpha Sky Investment Company Ltd., Case No. 05CA1244. A copy of the decision is attached hereto as Exhibit 99.1.

The Appellate Court determined that the portions of the District Court’s order relating to the special meeting of shareholders was a valid order, and affirmed the District Court’s ruling. We interpret this ruling to mean that the actions we have taken since issuance of the order, including engaging in the shareholder meeting and subsequently, the merger between us and East Glory Investments Group, were validly undertaken.

However, the Appellate Court decided that the portion of the District Court’s ruling dismissing two of Tridon’s claims was not valid and that portion of the order was vacated by the Appellate Court.

On or about March 8, 2007, Tridon did file a Petition for Rehearing, requesting that the Colorado Court of Appeals grant a rehearing on this matter.

Item 9.01 Financial Statements and Exhibits

Description of Exhibits

Exhibit No.	Description of Exhibit

99.2	Decision by Colorado Court of Appeals dated February 22, 2007
99.3	Press Release dated March 16, 2007

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 16, 2007	BEICANG IRON & STEEL, INC. (Registrant) By: s/Hou Beicang Hou Beicang, Chief Executive Officer

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